Exhibit 23.2

[Deloitte & Touche LLP Letterhead]
Deloitte & Touche LLP 3900 U.S. Bancorp Tower 111 S.W. Fifth Ave. Portland, OR 97204-3642 USA Tel: + 1 503 222 1341 Fax: + 1 503 224 2172 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 4 to Registration Statement No. 333-162621 on Form S-1 of our reports dated May 28, 2010, relating to the consolidated financial statements of Riverview Bancorp, Inc. and subsidiary, and the effectiveness of Riverview Bancorp, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Riverview Bancorp, Inc. for the year ended March 31, 2010, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

July 2 , 2010